Exhibit (a)(1)(A)

Offer to Purchase for Cash
Up To 800,000 Shares of Common Stock
of
TS&W / CLAYMORE TAX-ADVANTAGED BALANCED FUND
at

94.5% of Net Asset Value Per Share

by

Western Investment LLC
Western Investment Hedged Partners L.P.
Western Investment Total Return Partners L.P.
Western Investment Activism Partners LLC and
Western Investment Total Return Fund Ltd.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), NEW YORK CITY TIME, ON APRIL 29, 2011, UNLESS THE OFFER IS EXTENDED (THE “EXPIRATION DATE”).

Upon the terms and subject to the conditions described in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), Western Investment LLC, a Delaware limited liability company, Western Investment Hedged Partners L.P., a Delaware limited partnership, Western Investment Total Return Partners L.P., a Delaware limited partnership, Western Investment Activism Partners LLC, a Delaware limited liability company and Western Investment Total Return Fund Ltd., a Cayman Islands corporation (collectively, the “Western Funds,” “we,” or “us”), are offering to purchase up to 800,000 shares (the “Shares”) of common stock, par value $0.01 (the “Common Stock”), of TS&W / Claymore Tax-Advantaged Balanced Fund, a Delaware statutory trust (“TYW”), at a price, net to the seller in cash (subject to any applicable withholding taxes and brokerage fees), without interest thereon, equal to 94.5% of the net asset value or NAV per Share determined as of the close of the regular trading session of the of the New York Stock Exchange (“NYSE”), on the Expiration Date or, if the Offer is extended, on the next business day after the day to which the Offer is extended (the “Pricing Date”).  The Shares are traded on the NYSE under the symbol “TYW”.  The NAV as of the close of the regular trading session of the NYSE on April 1, 2011, the last trading day before we publicly disclosed our intention to make the Offer, was $11.77 per Share.  During the pendency of the Offer, current NAV quotations can be obtained from various public websites that report prices of mutual funds and stocks under the symbol “XTYWX”  You may also call InvestorCom, Inc., which is acting as the information agent (the “Information Agent”) for the Offer, at (877) 972-0090 for current NAV quotations.

UNLESS THE CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE ARE SATISFIED OR WAIVED, THE WESTERN FUNDS WILL NOT BE OBLIGATED TO PURCHASE ANY OF YOUR SHARES OF TYW.  CERTAIN IMPORTANT CONDITIONS TO OUR OFFER, AMONG OTHERS, INCLUDE: (1) THE ABSENCE OF CERTAIN LEGAL ACTIONS AND PROCEEDINGS WHICH WOULD PROHIBIT OR ADVERSELY AFFECT CONSUMMATION OF THE OFFER, (2) THE ABSENCE OF COMPETING TENDER OFFERS, (3) THE ABSENCE OF ANY MATERIAL CHANGE WITH RESPECT TO TYW’S OR OUR FINANCIAL CONDITION, (4) THE ABSENCE OF CERTAIN CHANGES IN THE FINANCIAL MARKETS, (5) THE ABSENCE OF ANY ACTION TAKEN OR AUTHORIZED BY TYW THAT, IN THE REASONABLE JUDGMENT OF THE WESTERN FUNDS, COULD RESULT IN A MATERIAL ADVERSE EFFECT ON, OR A MATERIAL DIMINUTION IN, THE VALUE OF THE SHARES OR THE RIGHT TO VOTE THE SHARES, INCLUDING, BUT NOT LIMITED TO, THE ADOPTION OF ANY ANTI-TAKEOVER MEASURES, AND (6) THAT WE HAVE NOT AGREED WITH TYW TO TERMINATE THIS OFFER.  THIS OFFER IS ALSO SUBJECT TO CERTAIN ADDITIONAL CONDITIONS.  SEE SECTION 1 AND SECTION 14 FOR MORE INFORMATION.

THIS OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.

SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, THE WESTERN FUNDS EXPRESSLY RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, AT ANY TIME AND FROM TIME TO TIME, (1) TO EXTEND THE PERIOD OF TIME DURING WHICH THE OFFER IS OPEN AND THEREBY DELAY ACCEPTANCE FOR PAYMENT OF, AND THE PAYMENT FOR, ANY SHARES, (2) UPON THE OCCURRENCE OF ANY OF THE CONDITIONS SPECIFIED IN SECTION 14 OF THIS OFFER TO PURCHASE PRIOR TO THE EXPIRATION DATE, TO TERMINATE THE OFFER AND NOT ACCEPT FOR PAYMENT ANY SHARES, AND (3) TO AMEND THE OFFER IN ANY RESPECT PRIOR TO THE EXPIRATION DATE.  NOTICE OF ANY SUCH EXTENSION, TERMINATION, OR AMENDMENT WILL PROMPTLY BE DISSEMINATED TO SHAREHOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM SHAREHOLDERS OF SUCH CHANGE IN COMPLIANCE WITH RULES 14D-4(D) AND 14D-6(C) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”).  IN THE CASE OF AN EXTENSION OF THE OFFER, SUCH EXTENSION WILL BE FOLLOWED BY A PRESS RELEASE OR PUBLIC ANNOUNCEMENT WHICH WILL BE ISSUED NO LATER THAN 9:00 A.M., EASTERN TIME, ON THE NEXT BUSINESS DAY AFTER THE SCHEDULED EXPIRATION DATE, IN ACCORDANCE WITH RULE 14E-1(D) UNDER THE EXCHANGE ACT.

This Offer to Purchase and the related Letter of Transmittal contain important information and you should read all such documents carefully and in their entirety before deciding whether to tender your shares.  Although the Western Funds and each of their respective managing members has approved this Offer, none of the Western Funds or any of their respective managing members makes any recommendation, nor have any of the Western Funds or any of their respective managing members authorized any person to make any recommendation, as to whether you should elect to participate or refrain from electing to participate in this Offer.  You should rely only on the information contained in this document or to which we have referred to you.  You must make your own decision whether to elect to participate in this Offer.

The Offer has not been reviewed by the Board of Trustees or management of TYW.  No later than ten (10) business days from the date of this Offer to Purchase, TYW is required by law to publish, send or give to you a statement disclosing whether the Board of Trustees either recommends acceptance or rejection of the Offer, expresses no opinion and remains neutral toward the Offer or is unable to take a position with respect to the Offer.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this document.  Any representation to the contrary is a criminal offense.

IMPORTANT

If you wish to tender all or any of your Shares prior to the Expiration Date, you should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal included with this Offer to Purchase, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to InvestorCom, Inc. and either deliver the certificates for such Shares to InvestorCom, Inc. along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedures for book-entry transfers set forth in Section 3 of this Offer to Purchase, or (2) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.  If you have Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such broker, dealer, commercial bank, trust company or other nominee if you desire to tender your Shares.

There are no guaranteed delivery provisions provided for by us in conjunction with the Offer.  See Section 3 for more information.

If you have any questions regarding the Offer, please contact InvestorCom, Inc., the Information Agent for the Offer at (877) 972-0090. Additional contact information for InvestorCom, Inc. is set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may also be obtained from a website maintained by the Western Funds at www.westerninvestmenttenderoffers.com.

April 4, 2011

i

SUMMARY TERM SHEET

Western Investment LLC, a Delaware limited liability company, Western Investment Hedged Partners L.P., a Delaware limited partnership, Western Investment Total Return Partners L.P., a Delaware limited partnership, Western Investment Activism Partners LLC, a Delaware limited liability company, and Western Investment Total Return Fund Ltd., a Cayman Islands corporation (collectively, the “Western Funds,” “we,” or “us”), is offering to purchase up to 800,000 of the outstanding shares of common stock, $0.01 par value (the “Shares”), of TS&W / Claymore Tax-Advantaged Balanced Fund (“TYW”) not owned by the Western Funds, at a price per Share (the “Offer Price”), net to the seller in cash (subject to applicable withholding taxes and any brokerage fees that may apply), without interest thereon, equal to 94.5% of the net asset value (“NAV”) per Share determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”), on the Expiration Date (the “Pricing Date”), upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”), and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the “Offer”).

This summary term sheet is a brief summary of the material provisions of the Offer to Purchase and is meant to help you understand the Offer.  This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary is qualified in its entirety by the fuller terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal.

The following are some questions that you, as a shareholder of TYW, may have and answers to those questions.  We urge you to read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal before you make any decision in connection with the Offer because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO PURCHASE MY SHARES?

•
The offer to purchase the Shares is being made by the Western Funds.  The Western Funds consist of Western Investment LLC, a Delaware limited liability company (“WILLC”), Western Investment Hedged Partners L.P., a Delaware limited partnership (“WIHP”), Western Investment Total Return Partners L.P., a Delaware limited partnership (“WITRP”), Western Investment Activism Partners LLC, a Delaware limited liability company (“WIAP”), and Western Investment Total Return Fund Ltd., a Cayman Islands corporation (“WITRL”).  WILLC serves as the general partner of each of WIHP and WITRP, the managing member of WIAP and the investment manager of WITRL.  The principal business address of each of WILLC, WIHP, WIAP, AND WITRP is 7050 S. Union Park Center, Suite 590, Midvale, Utah 84047. The principal business address of WITRL is c/o dms Management, P.O. Box 31910, dms House, 20 Genesis Close, Grand Cayman KY 1-1208, Cayman Islands. The telephone number of each of the Western Funds is (801) 568-1400.

•
Following consummation of the Offer, the Western Funds will beneficially own in the aggregate up to approximately 11.4% of the outstanding Shares of TYW, assuming 800,000 Shares (the maximum number of Shares that the Western Funds are offering to purchase) have been tendered and accepted by the Western Funds.  The Western Funds are not affiliated with TYW.  See Section 9 for more information about the Western Funds and certain other entities associated with the Western Funds that own shares of Common Stock.

We will allocate, in our sole discretion, any Shares purchased pursuant to the Offer among WIHP, WITRP, WIAP and WITRL. In no event will any of WIHP, WITRP, WIAP or WITRL accept for purchase a number of Shares in the Offer that would cause any such entity to individually directly hold 3% or more of the outstanding shares of TYW after the consummation of the Offer.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

•
Subject to certain conditions, we are offering to purchase up to 800,000 of the outstanding shares of Common Stock that we (and our affiliates) do not own, which represents approximately 5.2% of the Common Stock outstanding.  As of December 31, 2010, according to TYW’s Annual Report to Shareholders on Form N-CSR filed with the Commission on March 9, 2011, there were 15,407,000 shares of Common Stock outstanding.  If more than 800,000 Shares are validly tendered and not properly withdrawn, we will purchase 800,000 Shares on a pro rata basis (subject to adjustments for fractional shares).  See Section 1 for more information.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT, AND DO I HAVE TO PAY ANY BROKERAGE OR SIMILAR FEE TO TENDER?

•
We are offering to pay 94.5% of the NAV price per share (the “Offer Price”), net to you in cash (subject to applicable withholding taxes and any brokerage fees that may apply), without interest thereon, determined as of the close of the regular trading session of the NYSE on the Pricing Date.

•
If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so.  You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charge will apply.

•	If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses.

•	See the Introduction, Section 1 and Section 16 for more information.

WHAT IS THE NAV OF MY SHARES AS OF A RECENT DATE?

•
The NAV as of the close of the regular trading session of the NYSE on April 1, 2011, the last trading day before the Western Funds publicly disclosed their intention to make the Offer, was $11.77 per Share.  During the pendency of the Offer, current NAV quotations can be obtained from various public websites that report prices of mutual funds and stocks under the symbol “XTYWX”.  You may also call InvestorCom, Inc., the Information Agent for the Offer, at (877) 972-0090 for a current NAV quotation. Before you decide to tender your shares, you should obtain a current NAV quotation.  See Section 6 for more information.

WILL THE NAV BE HIGHER OR LOWER ON THE DATE THAT THE PRICE TO BE PAID FOR TENDERED SHARES IS TO BE DETERMINED?

•
No one can accurately predict the NAV at a future date, but you should realize that the NAV on the Pricing Date may be higher or lower than the NAV on the date you tender your Shares or the Expiration Date.

WHY ARE WE MAKING THE OFFER?

•
We are making this Offer because we intend to increase our voting power with the objective of enhancing the value of the Shares.  On February 10, 2011, WILLC delivered a letter to TYW notifying TYW of WIHP’s intention to nominate individuals (the “Nominees”) for election as trustees at TYW’s 2011 Annual Meeting of shareholders (the “Annual Meeting”).  On February 10, 2011, WIHP delivered a proposal pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that the shareholders of TYW request the Board of Trustees of TYW (the “Board”) take the necessary steps to declassify the Board so that all trustees are elected on an annual basis (the “2011 14a-8 Proposal”).

In our opinion, management and the Board have ignored the voice of shareholders for too long.  We believe the Board has demonstrated little concern for the best interests of shareholders or in maximizing shareholder value.  We believe the Board may be acting to preserve assets under management in order to maximize management fees at the expense of shareholder value, and that a Board that was truly interested in maximizing shareholder value would be taking one or more of the following actions:

o	Conducting periodic tender-offers or aggressively conducting open-market repurchases of Common Stock;

o	Converting TYW to a municipal bond ETF;

o	Shedding the equity security portion of TYW’s portfolio;

o	Declassifying the Board; or

o	Significantly reducing the management fee.

Despite the Board’s claims in advance of TYW’s 2010 Annual Meeting of shareholders that the Board’s interests were aligned with shareholders’, TYW continues to trade at an excessive discount to NAV, averaging over 12% during the past three years, and approximately 6.2% during the five business days prior to the announcement of our Offer (as stated herein, we are offering to pay 94.5% of the NAV price per Share (or a discount to NAV of 5.5%), determined as of the close of the regular trading session of the NYSE on the Pricing Date).  As a result, we have lost all confidence in the Board.

That is why we intend to nominate the Nominees for election at the Annual Meeting.  We believe that with the infusion of independent trustee nominees, this Board will be less inclined to protect management fees at shareholders’ expense, and more inclined to focus on maximizing shareholder value, its true responsibility.  See the Introduction and Section 11 for more information.

DO THE WESTERN FUNDS HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

•
Yes.  If the total amount of Shares sought are purchased, and assuming the Offer Price will be approximately $11.12 per Share (based on the NAV as of the close of the regular trading session of the NYSE on April 1, 2011, the last trading day before the Western Funds publicly disclosed their intention to make the Offer, which was at $11.77 per Share), our capital commitment will be approximately $8,898,120.  We intend to pay the Offer Price and related expenses using our investment capital.  We currently have sufficient investment capital to fund all of our commitments under this Offer.  See Section 12 for more information.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE OFFER?

•
We do not believe that our financial condition is relevant to your decision whether to tender in the Offer because (i) the form of payment consists solely of cash, (ii) all of our funding will come from our investment capital and (iii) the Offer is only for up to 800,000 Shares and we currently have sufficient investment capital to fund all of our commitments under this Offer, and we do not expect our financial situation to change significantly during the pendency of the Offer.  Additionally, the Offer is not subject to any financing condition.  See Section 12 for more information.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF TENDERING MY SHARES?

•
As with any ordinary sale of stock in the public markets, the sale of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws.  If you sell Shares pursuant to the Offer, you will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and your adjusted tax basis for the Shares sold pursuant to the Offer.  This gain or loss will be capital gain or loss, provided the Shares are held as capital assets and the capital gain or loss will be long term if, as of the date of sale, the Shares were held for more than one year or will be short term if, as of such date, you held the Shares for one year or less.  You are urged to consult with your own tax advisors regarding the tax consequences of tendering your Shares in the Offer.  See Section 5 for more information.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

•
You have until the expiration of the Offer to tender your Shares.  The Offer currently is scheduled to expire at Midnight (one minute after 11:59 p.m.), New York City time, on April 29, 2011.  If the Offer is extended, we will issue a press release announcing the extension on or before 9:00 a.m., New York City time, on the first business day following the date the Offer was scheduled to expire.  We do not currently intend to provide for a subsequent offering period.  See Section 1 and Section 3 for more information.

WILL ALL OF THE SHARES I VALIDLY TENDER BE ACCEPTED BY THE WESTERN FUNDS?

•
We are offering to purchase up to 800,000 Shares.  If the number of Shares validly tendered and not properly withdrawn, on or prior to the Expiration Date, does not exceed 800,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer.  However, if more than 800,000 Shares are tendered and not properly withdrawn, we will accept for payment and pay for 800,000 Shares tendered pro rata according to the number of Shares tendered, adjusting by rounding down to the nearest whole number of Shares tendered by each shareholder to avoid purchases of fractional Shares, as appropriate.  See Section 1 and Section 2 for more information.

IF I ACCEPT THE OFFER, WHEN AND HOW WILL I RECEIVE PAYMENT FOR MY SHARES?

•
Provided the conditions to the Offer are satisfied and we accept your Shares for payment and consummate the Offer, you will receive payment as promptly as practicable following the expiration of the Offer.  If you tender by delivering the certificates representing your Shares, payment to you will be made by us in the form of a check for an amount equal to the number of Shares you tendered (subject to any proration) multiplied by the Offer Price, less any required withholding for federal income tax.  If your nominee tenders your shares to The Depository Trust Company (“DTC”), payment to you will be made by us through credit to your bank or brokerage account, less applicable brokerage fees, any required withholding for federal income tax and any applicable processing fees.  See Section 1 and Section 2 for more information.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

•
There are no conditions to the Offer based on a minimum number of Shares tendered, the availability of financing, or the success of the Offer.  However, we may not be obligated to purchase any Shares if certain conditions occur, such as (i) the existence of certain legal actions and proceedings which would prohibit or adversely affect consummation of the Offer, (ii) the existence of a competing tender offer, (iii) a material change with respect to TYW’s or our financial condition, (iv) certain changes in the financial markets, (v) TYW taking or authorizing any action that, in the reasonable judgment of the Western Funds, could result in a material adverse effect on, or a material diminution in, the value of the Shares or the right to vote the Shares, including, but not limited to, the adoption of any anti-takeover measures; and (vi) our agreement with TYW to terminate this Offer.  Furthermore, we are not obligated to purchase any Shares which are validly tendered if, among other things, there is a material adverse change in TYW or its business.  Please see the discussion in Section 14 for a description of all conditions of the Offer.  Please note that we can waive any and all of the conditions to the Offer without the consent of TYW or any of its shareholders.  In the event that we waive any material condition to the Offer, the minimum period during which the Offer will remain open following such waiver will be five (5) business days.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

•	We may extend the Offer from time to time in our sole discretion. See Section 1 for more information.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

•
If we extend the Offer, we will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.  We do not currently intend to provide for a subsequent offering period.  See Section 1 for more information.

WHAT DOES TYW’S BOARD OF TRUSTEES THINK OF THE OFFER?

•
We have not asked the Board to review or approve the Offer.  Within ten (10) business days after the date of this Offer to Purchase, TYW is required by law to publish, send or give to you (and file with the Commission) a statement either (i) recommending acceptance or rejection of the Offer, (ii) stating that it has no opinion with respect to the Offer or (iii) stating that it is unable to take a position with respect to the Offer.

IF I TENDER MY SHARES, WILL I CONTINUE TO RECEIVE CASH DIVIDENDS DECLARED AND PAID BY TYW?

•
If you validly tender your Shares to us as described below, you will still retain ownership of your Shares until such time as the Offer is successfully consummated and we accept your Shares for payment.  As a result, until such time as the Offer is successfully completed, you will still be entitled to receive any cash dividends applicable to your Shares that TYW declares and pays prior to such completion.  If TYW declares or pays any cash dividend or other distribution on the Shares on or after the date of this Offer to Purchase (except for regular quarterly cash dividends on the Shares having customary and usual record dates and payments) or makes certain other distributions, we may make certain adjustments to the Offer Price or take other specified actions.  See Section 13 for more information.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT ME?

•
If you decide not to tender your Shares, you will still own the same number of Shares.  Our purchase of Shares in the Offer may reduce the number of shareholders and the number of Shares held by shareholders other than the Western Funds which could adversely affect the liquidity of the Shares.  See Section 7 for more information.

DO I HAVE APPRAISAL OR DISSENTER’S RIGHTS?

•	There are no appraisal or dissenter’s rights available in connection with the Offer.

HOW DO I ACCEPT THE OFFER AND TENDER MY SHARES?

•
To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to InvestorCom, Inc., at the address set forth on the back cover of this Offer to Purchase, not later than the time the Offer expires.  If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), the Shares can be tendered by your nominee through DTC.  There are no guaranteed delivery provisions provided for by us in conjunction with the Offer.  See Section 3 for more information.

HOW DO I WITHDRAW MY PREVIOUSLY TENDERED SHARES?

•
You may withdraw all or a portion of your tendered Shares by delivering written, telegraphic or facsimile notice to InvestorCom, Inc. prior to the expiration of the Offer.  Further, if we have not agreed to accept your Shares for payment after the expiration of the offer, you can withdraw them at any time until we do accept your Shares for payment.  Once Shares are accepted for payment, they cannot be withdrawn.  See Section 4 for more information.

WHAT ARE THE WESTERN FUNDS’ FUTURE PLANS FOR TYW?

•
While we have no immediate or definitive plans with respect to TYW, we intend to review our investment in TYW on a continuing basis and engage in discussions with management, the Board and other shareholders of TYW concerning the business, operations and future plans of TYW.  If our Nominees are elected at the Annual Meeting, we believe they will consider certain measures with respect to TYW including, but not limited to, conducting periodic self-tender-offers or aggressively conducting open-market repurchases of shares of Common Stock, converting TYW to a municipal bond ETF, shedding the equity security portion of TYW’s portfolio, declassifying the Board or significantly reducing the management fee.  If elected, our Nominees will also work to permit existing holders to exit TYW through selling their Common Stock, or through other means, at close to NAV (such as 99.5% of NAV).  There is no assurance that TYW will pursue any of these measures or, if it does pursue one or more of them, that it will be successful in enhancing the value of the Common Stock.  Even if the Offer is successful, there is no assurance that the Nominees will be elected.  See the Introduction and Section 11 for more information.

WHO CAN I TALK TO IF I HAVE ANY QUESTIONS ABOUT THE OFFER?

•
If you have any questions regarding the Offer, please contact InvestorCom, Inc., the Information Agent for the Offer, at (877) 972-0090.  Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may also be obtained from a website maintained by the Western Funds at www.westerninvestmenttenderoffers.com or by contacting the Information Agent.

To All Holders of Shares of Common Stock of TS&W / Claymore Tax-Advantaged Balanced Fund:

INTRODUCTION

Upon the terms and subject to the conditions described in this Offer to Purchase and the accompanying Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), Western Investment LLC, a Delaware limited liability company (“WILLC”), Western Investment Hedged Partners L.P., a Delaware limited partnership (“WIHP”), Western Investment Total Return Partners L.P., a Delaware limited partnership (“WITRP”), Western Investment Activism Partners LLC, a Delaware limited liability company (“WIAP”), and Western Investment Total Return Fund Ltd., a Cayman Islands corporation (“WITRL” and together with WILLC, WIHP, WITRP and WIAP, the “Western Funds,” “we,” or “us”), are offering to purchase up to 800,000 shares (the “Shares”) of common stock, par value $0.01 (the “Common Stock”) of TS&W / Claymore Tax-Advantaged Balanced Fund, a Delaware statutory trust (“TYW”), at a price, net to the seller in cash (subject to any applicable withholding taxes and brokerage fees), without interest thereon, equal to 94.5% of the net asset value or NAV per Share determined as of the close of the regular trading session of the New York Stock Exchange (“NYSE”), on the Expiration Date or, if the Offer is extended, on the next business day after the day to which the Offer is extended (the “Pricing Date”).

We will allocate, in our sole discretion, any Shares purchased pursuant to the Offer among WIHP, WITRP, WIAP and WITRL. In no event will any of WIHP, WITRP, WIAP or WITRL accept for purchase a number of Shares in the Offer that would cause any such entity to individually directly hold 3% or more of the outstanding shares of TYW after the consummation of the Offer.

The Shares are traded on the NYSE under the symbol “TYW”.  The NAV as of the close of the regular trading session of the NYSE on April 1, 2011, was $11.77 per Share.  During the pendency of the Offer, current NAV quotations can be obtained from various public websites that report prices of mutual funds and stocks under the symbol “XTYWX”.  You may also call InvestorCom, Inc., which is acting as the information agent (the “Information Agent”) for the Offer, at (877) 972-0090 for current NAV quotations.  The address of TYW’s principal executive office is 2455 Corporate West Drive, Lisle, IL 60532 and its phone number is (630) 505-3700.

We are conducting the Offer for the purpose of increasing our equity stake in TYW, so that we may increase our voting power with the objective of enhancing the value of the Shares.  On February 10, 2011, WILLC delivered a letter to TYW notifying TYW of WIHP’s intention to nominate individuals (the “Nominees”) for election as trustees at TYW’s 2011 Annual Meeting of shareholders (the “Annual Meeting”).  On February 10, 2011, WIHP delivered a proposal pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that the shareholders of TYW request the Board of Trustees (the “Board”) take the necessary steps to declassify the Board so that all trustees are elected on an annual basis (the “2011 14a-8 Proposal”).

In our opinion, management and the Board have ignored the voice of shareholders for too long.  We believe the Board has demonstrated little concern for the best interests of shareholders or in maximizing shareholder value.  We believe the Board may be acting to preserve assets under management in order to maximize management fees at the expense of shareholder value.  We believe a Board that was truly interested in maximizing shareholder value would be taking one or more of the following actions:

•	Conducting periodic tender-offers or aggressively conducting open-market repurchases of Shares;

•	Converting TYW to a municipal bond ETF;

•	Shedding the equity security portion of TYW’s portfolio;

•	Declassifying the Board; or

•	Significantly reducing the management fee.

Despite the Board’s claims in advance of TYW’s 2010 Annual Meeting of shareholders that the Board’s interests were aligned with shareholders’, TYW continues to trade at an excessive discount to NAV, averaging over 12% during the past three years, and approximately 6.2% during the five business days prior to the announcement of our Offer (as stated herein, we are offering to pay 94.5% of the NAV price per Share (or a discount to NAV of 5.5%), determined as of the close of the regular trading session of the NYSE on the Pricing Date).  As a result, we have lost all confidence in the Board.

That is why we intend to nominate the Nominees for election at the Annual Meeting.  We believe that with the infusion of independent trustee nominees, this Board will be less inclined to protect management fees at shareholders’ expense, and more inclined to focus on maximizing shareholder value, its true responsibility.  Our goal is to provide a greater voice for shareholders in the corporate governance of TYW and to increase the accountability of the Board.

While we have no immediate or definitive plans with respect to TYW, we intend to review our investment in TYW on a continuing basis and engage in discussions with management, the Board and other shareholders of TYW concerning the business, operations and future plans of TYW.  If our Nominees are elected at the Annual Meeting, we believe they will work with the remaining members of the Board and consider certain measures with respect to TYW including, but not limited to, conducting periodic self-tender-offers or aggressively conducting open-market repurchases of Common Stock, converting TYW to a municipal bond ETF, shedding the equity security portion of TYW’s portfolio, declassifying the Board or significantly reducing the management fee.  If elected, our Nominees will also work to permit existing holders to exit TYW through selling their Common Stock, or through other means, at close to NAV (such as 99.5% of NAV).  There is no assurance that TYW will pursue any of these measures or, if it does pursue one or more of them, that it will be successful in enhancing the value of the Common Stock.  Even if the Offer is successful, there is no assurance that the Nominees will be elected.

There are substantial conditions to consummation of the Offer.  The timing and details of the consummation of the Offer depend on a variety of factors and legal requirements, the number of Shares (if any) acquired by us pursuant to the Offer, time requirements for proration (if necessary), and most importantly, actions of TYW’s Board of Trustees.  There can be no assurance that we will be able to consummate the Offer.  See below and Section 14 for more information.

If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so.  You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charge will apply.  See Section 16 for more information.

The Offer does not constitute a solicitation of proxies for any meeting of TYW’s shareholders.  Any such solicitation by the Western Funds or any of their affiliates would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Certain Conditions to the Offer

The Offer is subject to the fulfillment of certain conditions, including the following:

•	the absence of certain legal actions and proceedings which would prohibit or adversely affect consummation of the Offer;

•	the absence of competing tender offers;

•	the absence of any material change with respect to TYW’s or our financial condition;

•	the absence of certain changes in the financial markets;

•
the absence of any action authorized or taken by TYW that, in the reasonable judgment of the Western Funds, could result in a material adverse effect on, or a material diminution in, the value of the Shares or the right to vote the Shares, including, but not limited to, the adoption of any anti-takeover measures; and

•	that we have not agreed with TYW to terminate this Offer.

CERTAIN OTHER CONDITIONS TO THE CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 14.  THE WESTERN FUNDS RESERVE THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”)) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS AND CONDITIONS OF THE OFFER.  SEE SECTIONS 1, 11 AND 14 FOR MORE INFORMATION.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED.  ADDITIONALLY, THE OFFER IS NOT CONDITIONED ON THE WESTERN FUNDS OBTAINING FINANCING.  SEE SECTION 12 AND SECTION 14 FOR MORE INFORMATION.

If the Offer is not consummated, the Western Funds may acquire Common Stock through, among other things, open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer.  The Western Funds also reserve the right to dispose of the Shares that they have acquired through the Offer or through other means.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

SECTION 1.	TERMS OF THE OFFER; PRORATION; EXPIRATION DATE.

Upon the terms of, and subject to the conditions to, the Offer (including any terms of, and conditions to, any extension or amendment), and subject to proration, we will accept for payment and pay for up to 800,000 Shares that are validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.  The term “Expiration Date” means Midnight (one minute after 11:59 p.m.), New York City time, on April 29, 2011, unless we, in our sole discretion, extend the period of time for which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires.

The Offer Price, net to the Seller in cash (subject to applicable withholding taxes and any brokerage fees that may apply), without interest thereon, is equal to 94.5% of the NAV per Share determined as of the close of the regular trading session of the NYSE, on the Pricing Date.  The Common Stock is traded on the NYSE under the symbol “TYW”.  The NAV as of the close of the regular trading session of the NYSE on April 1, 2011, the last trading day before we publicly disclosed our intention to make the Offer, was $11.77 per Share.  During the pendency of the Offer, current NAV quotations can be obtained from various public websites that report prices of mutual funds and stocks under the symbol “XTYWX”.  You may also call InvestorCom, Inc., the Information Agent for the Offer, at (877) 972-0090 for a current NAV quotation.

If more than 800,000 Shares are validly tendered and not properly withdrawn prior to the Expiration Date, we will, upon the terms of, and subject to the conditions to, the Offer, purchase 800,000 Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered by the Expiration Date and not withdrawn.  In these circumstances, we will prorate based on a fraction, which will be calculated by dividing (x) 800,000 Shares, the maximum number of Shares that we are offering to purchase, by (y) the aggregate number of Shares validly tendered in the Offer and not properly withdrawn prior to the Expiration Date.  This fraction will then be multiplied by the aggregate number of Shares that have been tendered by each tendering shareholder, and not properly withdrawn, to determine the resulting number of Shares that will be accepted from each such tendering shareholder.  However, no fractional Shares will be purchased by us in the Offer, and, accordingly, fractional Shares will be rounded down to the nearest whole number of Shares.

If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, we may not be able to announce the final results of proration or pay for any Shares until five (5) NYSE trading days after the Expiration Date.  However, we will pay for validly tendered Shares as promptly as possible once the number of Shares accepted is determined.  We expect to be able to promptly pay for all accepted Shares held in “street name” which are delivered to us by book-entry transfer.  Preliminary results of proration will be announced by press release as promptly as practicable.  Holders of Common Stock may obtain such preliminary information from InvestorCom, Inc. at its telephone number on the back cover of this Offer to Purchase.  All Shares not accepted for payment due to an oversubscription will be returned promptly to the shareholder or, in the case of tendered Shares delivered by book-entry transfer, credited to the account at The Depository Trust Company (“DTC”) from which the transfer had previously been made, in each case, in accordance with the procedures described in Section 2.

We reserve the right to increase or decrease the number of Shares we are seeking in the Offer, subject to applicable laws and regulations described below.

The Offer is conditioned upon satisfaction of all of the conditions set forth in Section 14. We expressly reserve the right (but will not be obligated), in our sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to DTC and by making a public announcement of the extension.  During any extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw Shares, as described in Section 4. If any of the conditions set forth in the Introduction or Section 14 has not been satisfied by Midnight (one minute after 11:59 p.m.), New York City time, on April 29, 2011 (or any other time then set as the Expiration Date), subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, we may elect (but will not be obligated) to:

(1)           extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended;

(2)           waive all of the unsatisfied conditions and, subject to proration, accept for payment and pay for all Shares tendered and not withdrawn prior to the expiration of the Offer;

(3)           amend the Offer; or

(4)           terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders.

If we extend the Offer or if we are delayed in our acceptance for payment of or payment (whether before or after its acceptance for payment of Shares) for Shares, or we are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, InvestorCom, Inc., on our behalf, may retain tendered Shares and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4.  However, our ability to delay payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of the bidder’s offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.  Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rules 14d-4(d) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares in a manner reasonably designed to inform such holders of such change), we currently intend to make any announcements regarding the Offer by issuing a press release.

If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.  The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality of the changes.  A minimum 10-business day period from the date of such change is generally required to allow for adequate dissemination of new information to shareholders in connection with a change in price or, subject to certain limitations, a change in the percentage of securities sought.  For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

If we decide, in our sole discretion, to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of the increase is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until at least the expiration of ten (10) business days from the date the notice of the increase is first published, sent or given to holders of Shares.

IF, ON OR BEFORE THE EXPIRATION DATE, WE INCREASE THE CONSIDERATION BEING PAID FOR SHARES ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, SUCH INCREASED CONSIDERATION WILL BE PAID TO ALL SHAREHOLDERS WHOSE SHARES ARE PURCHASED IN THE OFFER, WHETHER OR NOT SUCH SHARES WERE TENDERED BEFORE THE ANNOUNCEMENT OF THE INCREASE IN CONSIDERATION.

WE DO NOT CURRENTLY INTEND TO PROVIDE FOR A SUBSEQUENT OFFERING PERIOD.

If any tendered Shares are not purchased under the Offer for any reason, or if Share certificates are submitted representing more Shares than are tendered, certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered pursuant to the book-entry transfer procedures set forth in Section 3, such Shares will be credited to an account maintained within DTC), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

SECTION 2.	ACCEPTANCE FOR PAYMENT AND PAYMENT OF CONSIDERATION.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), after the Expiration Date we will promptly purchase, by accepting for payment, and will pay for, up to 800,000 Shares validly tendered and not properly withdrawn on or prior to the Expiration Date.  Any determination concerning the satisfaction of the terms and conditions of the Offer shall be within the reasonable discretion of the Western Funds, subject to the applicable rules and regulations of the Commission and applicable law.  See Introduction, Section 1 and Section 14 for more information.  If, pursuant to the terms of, and conditions to, the Offer, we do not accept tendered Shares for payment for any reason or if certificates are submitted representing more Shares than are tendered (including by reason of proration), certificates evidencing unpurchased Shares will be returned to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer pursuant to the procedures set forth in Section 3, the Shares will be credited to the relevant account), as promptly as practicable following the expiration, termination or withdrawal of the Offer.  We expressly reserve the right, in our sole discretion but subject to the applicable rules of the Commission, to delay acceptance for payment of, and thereby delay payment for, Shares if any of the conditions discussed in the Introduction has not been satisfied or upon the occurrence of any of the other events specified in Section 14.

In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by InvestorCom, Inc. of:

(1)           the Share certificates representing such Shares or timely confirmation (a “Book-Entry Confirmation”) of the book-entry transfer of such Shares (if such procedure is available), into the Western Funds’ account at DTC, pursuant to the procedures set forth in Section 3;

(2)           the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry transfer; and

(3)           any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, InvestorCom, Inc. and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

On the terms of and subject to the conditions to the Offer, we will pay for Shares we have accepted for payment under the Offer as promptly as practicable following the expiration of the Offer.  If you tender by delivering the certificates representing your Shares, payment to you will be made by the Western Funds in the form of a check for an amount equal to the number of Shares you tendered (subject to any proration) multiplied by the Offer Price, less any required withholding for federal income tax.  If your nominee tenders your Shares to DTC, payment to you will be made by us through credit to your bank or brokerage account, less applicable brokerage fees, any required withholding for federal income tax and any applicable processing fees.

UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID BY US REGARDLESS OF ANY EXTENSION OF THE OFFER OR BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.  We will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

SECTION 3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

Valid Tender of Shares.  Except as set forth below, for Shares to be validly tendered pursuant to the Offer, on or prior to the Expiration Date, (a) Share certificates representing tendered Shares must be received by InvestorCom, Inc. at its address set forth on the back cover of this Offer to Purchase, or such Shares must be tendered pursuant to the book-entry transfer procedures set forth below and a Book-Entry Confirmation must be received by InvestorCom, Inc., (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares, must be received by InvestorCom, Inc. at such address and (c) any other documents required by the Letter of Transmittal must be received by InvestorCom, Inc. at such address.

There are no guaranteed delivery provisions provided for by us in conjunction with the Offer.  Shares must be tendered in accordance with the procedures set forth in this Section 3.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY INVESTORCOM, INC.  IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.  IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer.  The Western Funds will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase.  Any financial institution that is a participant with DTC may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Western Funds’ account at DTC in accordance with DTC’s procedures.  Although delivery of Shares may be effected through book-entry transfer into the Western Funds’ account at DTC, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Western Funds in care of InvestorCom, Inc. at the address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.

REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY INVESTORCOM, INC. AT THE ADDRESS SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE.  DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO INVESTORCOM, INC.

Signature Guarantees.  No signature guarantee is required on the Letter of Transmittal if:

(1)           the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in DTC’s system whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal, or

(2)           such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an “Eligible Institution” and, collectively, “Eligible Institutions”).

In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution.  See Instructions 1 and 6 to the Letter of Transmittal for more information.  If the Share certificates representing the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share certificates not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificates representing the Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid.  See Instructions 1 and 6 to the Letter of Transmittal for more information.

If the Share certificates representing the Shares are forwarded separately to InvestorCom, Inc., such delivery must be accompanied by a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by InvestorCom, Inc. of:

(1)           Share certificates representing tendered Shares or a Book-Entry Confirmation with respect to all tendered Shares, and

(2)           a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer of Shares and any other documents required by the Letter of Transmittal.

Accordingly, payment might not be made to all tendering shareholders at the same time, and will depend upon when Share certificates representing, or Book-Entry Confirmations of, such Shares are received into the Western Funds’ account at DTC.

Backup U.S. Federal Income Tax Withholding. See the discussion under the heading “Backup U.S. Federal Income Tax Withholding” in Section 5.

Appointment as Proxy.  By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of WILLC as such shareholder’s attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to (a) the Shares tendered by such shareholder and accepted for payment by the Western Funds and (b) any and all non-cash dividends, distributions, rights or other securities issued or issuable on or after the date of this Offer to Purchase in respect of such tendered and accepted Shares.  All such proxies shall be considered coupled with an interest in the tendered Shares.  This appointment will be effective if, when and only to the extent that the Western Funds accept such Shares for payment pursuant to the Offer.  Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective).  The designees of WILLC will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of TYW’s shareholders, and the Western Funds reserve the right to require that in order for Shares or other securities to be deemed validly tendered, immediately upon the Western Funds’ acceptance for payment of such Shares, the Western Funds must be able to exercise full voting rights with respect to such Shares.  See Section 14 for more information.

Further, by executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably agrees to vote any Shares tendered and accepted for payment by the Western Funds pursuant to the Offer in favor of the Nominees and the 2011 14a-8 Proposal, if proposed at the Annual Meeting.

The foregoing proxies and agreements are effective only upon acceptance for payment of Shares pursuant to the Offer.  The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of TYW’s shareholders, which will be made only pursuant to separate proxy solicitation materials complying with the Exchange Act.  See the Introduction, Section 14 and Section 17 for more information.

Tendering Shareholder’s Representation and Warranty; Purchaser’s Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person’s own account unless at the time of tender and at the expiration date such person has a “net long position” in (a) the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares for the purpose of tendering to us within the period specified in the Offer or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s representation and warranty to us that (a) such shareholder has a “net long position” in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (b) such tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity.  All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, whose determination will be final and binding on all parties.  We reserve the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful.  We also reserve the absolute right to waive any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders without any effect on the rights of such other shareholders.

Subject to the applicable rules and regulations of the Commission, our reasonable interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties, provided that determinations regarding such terms and conditions may be ultimately resolved by a court of competent jurisdiction.  No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived.  None of the Western Funds, any of our affiliates, InvestorCom, Inc., DTC or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Other Requirements.  Our acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and the Western Funds upon the terms and subject to the conditions of the Offer.

SECTION 4.	WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, tenders of Shares under the Offer are irrevocable.  Shares tendered under the Offer may be withdrawn at any time on or before the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after ten (10) business days following the Expiration Date (or such later date as may apply if the Offer is extended).  If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to purchase Shares validly tendered under the Offer for any reason, then, without prejudice to our rights under the Offer, InvestorCom, Inc., on our behalf, may nevertheless retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights described in this Section 4.  Any such delay will be accompanied by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a notice of withdrawal must be timely received by InvestorCom, Inc. at its address set forth on the back cover of this Offer to Purchase.  Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.  If Share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to InvestorCom, Inc., then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to InvestorCom, Inc. and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution.  If Shares have been delivered pursuant to the book-entry transfer procedures as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures.

Withdrawals of Shares may not be rescinded.  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the expiration of the Offer by following any of the procedures described in Section 3.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, whose determination will be final and binding on all parties.  None of the Western Funds, any of our affiliates, InvestorCom, Inc., DTC or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 5.	CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

The following is a general discussion of certain material U.S. federal income tax consequences of the Offer.  This discussion is limited to shareholders who hold their Shares as capital assets for U.S. federal income tax purposes (the “Shareholders”).  This discussion considers neither the specific facts and circumstances that may be relevant to a particular Shareholder nor any U.S. state and local or non-U.S. tax consequences of the Offer.  This discussion does not address the U.S. federal income tax consequences to a Shareholder that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign trust or estate.  Moreover, this discussion does not address special situations, such as the following:

•
tax consequences to Shareholders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions or “financial services entities,” insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, certain expatriates or former long-term residents of the United States or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax consequences to persons holding Shares as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction; and

•	tax consequences to partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) or to persons who hold Shares through a partnership or similar pass-through entity.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Such partners are urged to consult their tax advisors.  This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder and current administrative rulings and court decisions, all as in effect on the date hereof.  All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

SHAREHOLDERS OF TYW SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

In General.

The receipt of cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and, as a result, a Shareholder will recognize gain or loss equal to the difference between the amount of cash received in connection with the Offer and the aggregate adjusted tax basis in the Shares tendered by such Shareholder and purchased pursuant to the Offer.  Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer.  Gain or loss recognized by such Shareholder will be a capital gain or loss, which will be long-term capital gain or loss if such Shareholder’s holding period for the Shares exceeds one year.  The use of capital losses for U.S. federal income tax purposes is limited.  You are urged to consult your tax advisor.

Backup U.S. Federal Income Tax Withholding.

Under U.S. federal income tax laws, payments made in connection with the Offer may be subject to “backup withholding” at a rate of 28% unless a Shareholder holding Shares:

•	timely provides a correct taxpayer identification number (which, for an individual Shareholder, is the Shareholder’s social security number) and any other required information, or

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules.

A Shareholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service.

To prevent backup withholding on payments made in connection with the Offer, each Shareholder must timely provide the Western Funds with his or her correct taxpayer identification number and certify under penalties of perjury that he or she is not subject to backup U.S. federal income tax withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal.  Shareholders of TYW should consult their own tax advisors as to their qualification for exemption from withholding and the procedure for obtaining the exemption.  See Instruction 9 and the section entitled “Important Tax Information” of the Letter of Transmittal for more information.  Backup withholding is not an additional tax.  Any amounts withheld from a Shareholder under the backup withholding rules described above will be allowed a refund or a credit against such Shareholder’s U.S. federal income tax liability, provided the required information is furnished to the IRS on a timely basis.

SECTION 6.	PRICE RANGE OF THE COMMON STOCK.

The Common Stock is traded on the NYSE under the symbol “TYW”.  As of December 31, 2010, according to TYW’s Annual Report to Shareholders on Form N-CSR filed on March 9, 2011, there were 15,407,000 shares of Common Stock outstanding.  The following table sets forth, for the periods indicated, the reported high and low trading prices for the Common Stock on the NYSE.  The following table also sets forth the reported high and low NAV prices of the Common Stock for the period indicated.  The stock price and NAV information is based on published financial sources.

	Net Asset Value		Market Price
	High	Low	High	Low
Fiscal Year 2009
First Quarter	8.97	7.15	7.95	5.34
Second Quarter	9.42	7.98	8.35	6.85
Third Quarter	10.93	8.93	9.72	7.60
Fourth Quarter	11.08	10.61	9.72	9.19
Fiscal Year 2010
First Quarter	11.43	10.83	10.34	9.36
Second Quarter	11.69	10.56	10.53	9.53
Third Quarter	11.84	10.58	11.00	9.66
Fourth Quarter	12.18	11.26	11.36	10.26
Fiscal Year 2011
First Quarter	11.98	11.39	11.33	10.55

On April 1, 2011, the last full trading day before we announced the Offer, the NAV for the Shares on the NYSE was $11.77 per share and the high, low and closing prices per share on the NYSE on that date were $11.09, $11.02 and $11.09, respectively.  During the pendency of the Offer, current NAV quotations can be obtained from various public websites that report prices of mutual funds and stock under the symbol “XTYWX”. You may also call InvestorCom, Inc., which is acting as the information agent (the “Information Agent”) for the Offer, at (877) 972-0090.  We encourage shareholders to obtain a current market quotation for the Shares before deciding whether to tender their Shares.

SECTION 7.	EFFECT OF THE OFFER ON THE MARKET FOR THE COMMON STOCK; NYSE LISTING; MARGIN REGULATIONS; EXCHANGE ACT REGISTRATION.

Possible Effects of the Offer on the Market for the Common Stock; NYSE Listing.  The purchase of Shares pursuant to the Offer will reduce the number of shares of Common Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Common Stock held by the public.  The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of the Common Stock.  We cannot predict whether the reduction in the number of shares of Common Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Common Stock or whether it would cause future market prices to be greater or less than the Offer Price.  Also, according to the NYSE’s published guidelines, the NYSE would consider delisting the Common Stock if, among other things, (1) the total number of holders of Common Stock fell below 400, (2) the total number of holders of Common Stock fell below 1,200 and the average monthly trading volume over the most recent 12 months was less than 100,000 shares of Common Stock, (3) the number of publicly held shares of Common Stock (exclusive of holdings of officers, trustees and their families and other concentrated holdings of 10% or more) fell below 600,000, (4) TYW’s average global market capitalization over a consecutive 30-trading-day period was less than $15 million, or (5) the average closing price per share of Common Stock was less than $1.00 over a consecutive 30-trading-day period.  As of December 31, 2010, according to TYW’s Annual Report to Shareholders on Form N-CSR filed with the Commission on March 9, 2011, there were 15,407,000 shares of Common Stock outstanding.  If, as result of the purchase of Shares in the Offer or otherwise, the Common Stock no longer meets the requirements of the NYSE for continued listing and the listing of the Common Stock is discontinued, the market for the Common Stock could be adversely affected.

If the NYSE were to delist the Common Stock, it is possible that the Common Stock would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the Nasdaq Stock Market or other sources.  The extent of the public market therefore and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Common Stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors.  We cannot predict whether the reduction in the number of shares of Common Stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Common Stock or whether it would cause future market prices to be greater or less than the Offer Price.

Margin Regulations.  The Common Stock is currently a “margin security” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the Shares as collateral.  Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Common Stock may no longer constitute a “margin security” for purposes of the margin regulations of the Federal Reserve Board, in which event the Common Stock could no longer be used as collateral for loans made by brokers.

Exchange Act Registration.  The Common Stock is currently registered under the Exchange Act.  Such registration may be terminated upon application of TYW to the Commission if the Common Stock is not listed on a national securities exchange and there are fewer than 300 record holders of Common Stock.  The termination of registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by TYW to holders of Common Stock and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions, no longer applicable to TYW.  See Section 11 for more information.  In addition, “affiliates” of TYW and persons holding “restricted securities” of TYW may be deprived of the ability to dispose of such securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).  If registration of the Common Stock under the Exchange Act were terminated, the Common Stock would no longer be a “margin security” or be eligible for listing on the NYSE.

SECTION 8.	CERTAIN INFORMATION CONCERNING TYW.

According to TYW’s Annual Report to Shareholders on Form N-CSR filed with the Commission on March 9, 2011, TYW was organized as a Delaware statutory trust on February 12, 2004.  TYW is registered as a diversified, closed-end management investment company under the Investment Company Act of 1940, as amended.  TYW’s principal executive offices are located at 2455 Corporate West Drive, Lisle, IL 60532 (telephone number (630) 505-3700).  The Common Stock was first issued to the public on April 27, 2004. As a closed-end investment company TYW differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its shares at the election of a shareholder and does not continuously offer its shares for sale to the public.  Under normal market conditions, TYW will invest at least 50%, but less than 60%, of its total assets in debt securities and other obligations issued by or on behalf of states, territories and possessions of the United States and the District of Columbia and their political subdivisions, agencies and instrumentalities, the interest on which is exempt from regular federal income tax and which is not a preference item for purposes of the alternative minimum tax and at least 40%, but less than 50%, of its total assets in common stocks, preferred securities and other income securities   TYW’s investment objective is to provide a high level of total after-tax return, including attractive tax-advantaged income.

Guggenheim Funds Investment Advisors, LLC, formerly known as Claymore Advisors, LLC, serves as the Adviser to TYW, with responsibility for managing TYW’s overall asset allocation.  Guggenheim Funds Investment Advisors, LLC is a registered investment adviser that provides investment management and research-related services to registered investment companies. Guggenheim Funds Investment Advisors, LLC is responsible for TYW’s overall asset allocation.

Two investment sub-advisers are responsible for day-to-day management of TYW’s investments.  Thompson, Siegel & Walmsley LLC (“Thompson”) manages TYW’s equity portfolio and other non-municipal income-producing securities.  As of December 31, 2010, Thompson managed or supervised approximately $8.0 billion in assets.  SMC Fixed Income Management, LP (“SMCFIM”) is responsible for TYW’s portfolio of municipal bonds.  As of December 31, 2010, SMCFIM managed or supervised approximately $1.3 billion in assets.

The information concerning TYW contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto.  None of the Western Funds or their affiliates has received any representations from TYW regarding any information contained in such documents or records or the completeness or accuracy of any such information, and none of the Western Funds or their affiliates generally has access to a means of obtaining independently verified information, or themselves verifying any such information, concerning TYW.  None of the Western Funds or their affiliates can take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by TYW to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Western Funds or their affiliates, except to the extent required by law.

TYW is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters.  Such reports, proxy statements and other information are available to the public on the Commission’s Internet site (http://www.sec.gov).  TYW’s filings can also be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, and at the Commission’s regional office located at 3 World Financial Center, Room 4-300, New York, New York 10281-1022.  Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330.  Copies of such materials also may be obtained by mail from the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.  Copies of many of the items filed with the Commission and other information concerning TYW are available for inspection at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

SECTION 9.	CERTAIN INFORMATION CONCERNING THE WESTERN FUNDS.

The Western Funds are making the Offer set forth in this Offer to Purchase.  The Western Funds consist of WILLC, WIHP, WITRP, WIAP and WITRL.  WILLC serves as the general partner of each of WIHP and WITRP, the managing member of WIAP and the investment manager of WITRL.  The principal business address of each of WILLC, WIHP, WIAP and WITRP is 7050 S. Union Park Center, Suite 590, Midvale, Utah 84047.  The principal business address of WITRL is c/o dms Management, P.O. Box 31910, dms House, 20 Genesis Close, Grand Cayman KY1-1208, Cayman Islands.  The telephone number of each of the Western Funds is (801) 568-1400.  Arthur D. Lipson serves as the managing member of WILLC.  Mr. Lipson’s principal business address is 7050 S. Union Park Center, Suite 590, Midvale, Utah 84047.  Mr. Lipson’s telephone number is (801) 568-1400.  The name, business address, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of WITRL is set forth on Schedule I hereto.

WILLC provides recommendations from time to time to Benchmark Plus Institutional Partners, L.L.C., a Delaware limited liability company (“BPIP”) and Benchmark Plus Partners, L.L.C., a Delaware limited liability company (“BPP”) with respect to purchases and sales of the Common Stock pursuant to oral agreements between WILLC and each of BPIP and BPP.  Benchmark Plus Management, L.L.C., a Delaware limited liability company (“BPM”) serves as the managing member of each of BPIP and BPP.  Scott Franzblau (“Mr. Franzblau”) and Robert Ferguson (“Mr. Ferguson,” and together with BPIP, BPP, BPM and Mr. Franzblau, the “Benchmark Entities”) serve as managing members of BPM.  The principal business address of each of BPIP, BPP and BPM is 820 A Street, Suite 700, Tacoma, Washington 98402.  The telephone number of each of the Benchmark Entities is (253) 573-0657.  The Benchmark Entities are not offering to purchase any of your Shares in the Offer.

WILLC has sole voting and investment power over WIHP’s, WIAP’s, WITRP’s and WITRL’s security holdings and Mr. Lipson, in his role as the managing member of WILLC, controls WILLC’s voting and investment decisions.   BPM is the managing member of each of BPIP and BPP, and Messrs. Franzblau and Ferguson, in their roles as managing members of BPM, have sole voting and investment control over BPIP’s and BPP’s security holdings.

The citizenship, principal business address, present principal occupation or employment, and material occupations, positions, offices or employments (and the principal business and address of any corporation or organization in which such employment is conducted) of each of the above named natural persons are as follows:

Arthur D. Lipson has been managing private investment partnerships since 1995.  He has been the sole managing member of WILLC since 1997.  WILLC specializes in investing in undervalued companies.  Mr. Lipson has additional substantial experience in sales and trading and research, including previously heading all fixed income research for Lehman Brothers and for Paine Webber, was a known leader in the industry, and created, among other things, the Lehman Brothers bond indices (now known as the Barclays bond indices).  Mr. Lipson received his Masters of Science degree from Columbia University and a Bachelor of Science degree from the California Institute of Technology.  Mr. Lipson’s principal business address is 7050 S. Union Park Center, Suite 590, Midvale, Utah 84047. Mr. Lipson is a citizen of the United States.

Robert Ferguson has served as a principal of Benchmark Plus Management, L.L.C., the managing member of BPP and BPIP, since 1997.  BPP and BPIP are each in the business of acquiring, holding and disposing of investments in various companies.  Mr. Ferguson received a Master of Business Administration degree from The Wharton School of Business, University of Pennsylvania and a Bachelor of Science degree in Business Administration from Oregon State University.  Mr. Ferguson’s principal business address is 820 A Street, Suite 700, Tacoma, Washington 98402.

Scott Franzblau has served as a principal of Benchmark Plus Management, L.L.C., the managing member of BPP and BPIP, since 1997.  BPP and BPIP are each in the business of acquiring, holding and disposing of investments in various companies.  Mr. Franzblau received a Bachelor of Arts degree in Economics and a Bachelor of Science degree in Political Science from Rutgers University.  Mr. Franzblau’s business address is 820 A Street, Suite 700, Tacoma, Washington 98402.

During the last five years, none of the Western Funds, the Benchmark Entities or any individual identified in this Section 9 has been: (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding any violation with respect to such laws.

As of the date hereof, WIHP, WIAP and WITRP beneficially owned 346,000, 279,877 and 323,754 shares of Common Stock, respectively, constituting approximately 2.2%, 1.8% and 2.1%, respectively, of the shares of Common Stock outstanding.

As the general partner of each of WIHP and WITRP and the managing member of WIAP, WILLC may be deemed to beneficially own the 949,631 shares of Common Stock owned in the aggregate by WIHP, WIAP and WITRP, constituting approximately 6.2% of the shares of Common Stock outstanding, in addition to the 406 shares of Common Stock it holds directly.

As the managing member of WILLC, Mr. Lipson may be deemed to beneficially own the 950,037 shares of Common Stock beneficially owned by WILLC, constituting approximately 6.2% of the shares of Common Stock outstanding.  As members of a group with the Benchmark Entities for the purposes of Rule 13d-5(b)(1) of the Exchange Act, the Western Funds and Mr. Lipson may be deemed to beneficially own the 493,502 shares of Common Stock owned by the Benchmark Entities.  The Western Funds and Mr. Lipson disclaim beneficial ownership of such shares of Common Stock.

As of the date hereof, BPIP and BPP beneficially owned 405,966 and 87,536 shares of Common Stock, respectively, constituting approximately 2.6% and less than 1%, respectively, of the shares of Common Stock outstanding.

As the managing member of each of BPIP and BPP, BPM may be deemed to beneficially own the 493,502 shares of Common Stock owned in the aggregate by BPIP and BPP, constituting approximately 3.2% of the shares of Common Stock outstanding.  As managing members of BPM, each of Messrs. Franzblau and Ferguson may be deemed to beneficially own the 493,502 shares of Common Stock beneficially owned by BPM, constituting approximately 3.2% of the Shares outstanding.  As members of a group with the Western Funds for the purposes of Rule 13d-5(b)(1) of the Exchange Act, the Benchmark Entities may be deemed to beneficially own the 950,037 shares of Common Stock owned by the Western Funds.  The Benchmark Entities disclaim beneficial ownership of such shares of Common Stock.

Except as set forth elsewhere in this Offer to Purchase or the Schedules to this Offer to Purchase: (i) none of the Western Funds, the Benchmark Entities, any individual identified in this Section 9 or any associate or majority owned subsidiary thereof beneficially owns or has a right to acquire any Common Stock or any other equity securities of TYW; (ii) none of the Western Funds, the Benchmark Entities or any individual identified in this Section 9 has any contract, arrangement, understanding or relationship with any other person with respect to any securities of TYW (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iii) during the two years before the date of this Offer to Purchase, there have been no transactions between the Western Funds, the Benchmark Entities or any individual identified in this Section 9, on the one hand, and TYW or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (iv) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between the Western Funds, the Benchmark Entities or any individual identified in this Section 9, on the one hand, and TYW or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

SECTION 10.	BACKGROUND OF THE OFFER; CONTACTS WITH TYW.

On February 9, 2010, WIHP delivered a proposal pursuant to Rule 14a-8 of the Exchange Act that the shareholders of TYW request the Board take the necessary steps to declassify the Board so that all trustees are elected on an annual basis (the “2010 14a-8 Proposal”).

On April 26, 2010, WILLC delivered a letter (the “2010 Nomination Letter”) to the Corporate Secretary of TYW nominating Neil Chelo to be elected by holders of the Shares and TYW’s Auction Market Preferred Shares (the “Preferred Shares”) voting together as a single class and Robert A. Wood to be elected by holders of the Preferred Shares voting separately (the “2010 Nominees”), for election to the Board at TYW’s 2010 annual meeting of shareholders (the “2010 Annual Meeting”).  WILLC originally nominated a third individual but withdrew its nomination upon the resignation of a member of the Board.

On June 15, 2010, WILLC filed definitive proxy materials in support of the 2010 14a-8 Proposal and the 2010 Nominees’ election at the 2010 Annual Meeting and mailed such materials to shareholders.

The 2010 Annual Meeting was held on July 19, 2010.  At the 2010 Annual Meeting a majority of the holders of the Common Stock and Preferred Stock voting at the 2010 Annual Meeting voted for Mr. Chelo.  In addition, shareholders voted in support of the 2010 14a-8 Proposal by a nearly two-to-one margin.  Despite the support of a majority of shareholders voting at the 2010 Annual Meeting, Mr. Chelo was not elected to the Board because of a restrictive TYW bylaw that has the effect of protecting incumbent trustees.

Despite approval of the 2010 14a-8 Proposal, to our knowledge TYW took no action to implement the annual election of all trustees.

On February 10, 2011, WIHP delivered a proposal pursuant to Rule 14a-8 of the Exchange Act that the shareholders of TYW again request the Board take the necessary steps to declassify the Board so that all trustees are elected on an annual basis.

On February 10, 2011, WILLC delivered a letter to TYW informing TYW that WIHP intends to nominate the Nominees for election as trustees of TYW at the Annual Meeting.

Representatives of the Western Funds have had several in-person and telephonic conversations with TYW regarding the matters described herein and, from time to time, representatives of the Western Funds may continue to hold discussions with TYW regarding such matters.

Transactions Involving the Common Stock.  A description of all transactions in the securities of TYW involving the Western Funds and the Benchmark Entities and any individual identified in Section 9 in the Common Stock during the past 60 days is attached as Schedule II to this Offer to Purchase.  All of such transactions were effected in the open market.

SECTION 11.	PURPOSE OF THE OFFER; PLANS FOR TYW.

General.  We are conducting the Offer for the purpose of increasing our equity stake in TYW, so that we may increase our voting power with the objective of enhancing the value of the Shares.  In our opinion, management and the Board have ignored the voice of shareholders for too long.  We believe the Board has demonstrated little concern for the best interests of shareholders or in maximizing shareholder value.  We believe the Board may be acting to preserve assets under management in order to maximize management fees at the expense of shareholder value, and that a Board that was truly interested in maximizing shareholder value would be taking one or more of the following actions:

•	Conducting periodic tender-offers or aggressively conducting open-market repurchases of Shares;

•	Converting TYW to a municipal bond ETF;

•	Shedding the equity security portion of TYW’s portfolio;

•	Declassifying the Board; or

•	Significantly reducing the management fee.

Despite the Board’s claims in advance of the 2010 Annual Meeting that the Board’s interests were aligned with shareholders’, TYW continues to trade at an excessive discount to NAV, averaging over 12% during the past three years, and approximately 6.2% during the five business days prior to the announcement of our Offer (as stated herein, we are offering to pay 94.5% of the NAV price per Share (or a discount to NAV of 5.5%), determined as of the close of the regular trading session of the NYSE on the Pricing Date).  As a result, we have lost all confidence in the Board.

That is why we intend to nominate the Nominees for election at the Annual Meeting.  We believe that with the infusion of independent trustee nominees, this Board will be less inclined to protect management fees at shareholders’ expense, and more inclined to focus on maximizing shareholder value, its true responsibility.  Our goal is to provide a greater voice for shareholders in the corporate governance of TYW and to increase the accountability of the Board.

We currently anticipate retaining any Shares we accept for payment in the Offer.  However, as with any investment, we will continue to evaluate the various possible investment strategies and options and we expressly reserve the right to implement or utilize any such strategy or option, including, but not limited to, disposing of any such Shares.

There are substantial conditions to consummation of the Offer.  The timing and details of the consummation of the Offer depend on a variety of factors and legal requirements, time requirements for proration (if necessary), and most importantly, actions of TYW’s Board of Trustees.  There can be no assurance that we will be able to consummate the Offer.  See Section 14 for more information.

Other.  We reserve the right to purchase, following the consummation or termination of the Offer, additional Shares in the open market, in privately negotiated transactions, in another tender offer or exchange offer or otherwise.  In addition, we may take no further action to acquire additional Shares.  Any additional purchases of Shares could be at a price greater or less than the price to be paid for Shares in the Offer and could be for cash or other consideration.  Alternatively, the Western Funds or any of their affiliates may sell or otherwise dispose of any or all Shares acquired in the Offer or otherwise.  Each such transaction may be effected on terms and at prices then determined by the Western Funds or their applicable affiliate, which may vary from the terms and price in the Offer.

Future Plans for TYW.  While we have no immediate or definitive plans with respect to TYW, we intend to review our investment in TYW on a continuing basis and engage in discussions with management, the Board and other shareholders of TYW concerning the business, operations and future plans of TYW.  If our Nominees are elected at the Annual Meeting, we believe they will work with the remaining members of the Board and consider certain measures with respect to TYW including, but not limited to, conducting periodic self-tender-offers or aggressively conducting open-market repurchases of Common Stock, converting TYW to a municipal bond ETF, shedding the equity security portion of TYW’s portfolio, declassifying the Board or significantly reducing the management fee.  If elected, our Nominees will also work to permit existing holders to exit TYW through selling their Shares, or through other means, at close to NAV (such as 99.5% of NAV).  There is no assurance that TYW will pursue any of these measures or, if it does pursue one or more of them, that it will be successful in enhancing the value of the Common Stock.  Even if the Offer is successful, there is no assurance that the Nominees will be elected.

Except as indicated in this Offer to Purchase, the Western Funds do not have any current plans or proposals which relate to or would result in (i) any extraordinary transaction, such as a merger, reorganization or liquidation of TYW, (ii) any purchase, sale or transfer of a material amount of assets of TYW, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of TYW, (iv) any change in the Board or management of TYW, (v) any other material change in TYW’s corporate structure or business, (vi) any class of equity security of TYW being delisted from a national stock exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association or (vii) any class of equity securities of TYW becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.

SECTION 12.	SOURCE AND AMOUNT OF FUNDS.

If we purchase 800,000 Shares pursuant to the Offer, (which is the maximum amount that we are seeking to purchase in the Offer) and assuming the Offer Price will be approximately $11.12 per Share (based on the NAV as of the close of the regular trading session of the NYSE on April 1, 2011, the last trading day before we publicly disclosed our intention to make the Offer, which was $11.77 per Share). Our aggregate cost will be approximately $8,898,120, not including fees and expenses which are estimated to be approximately $35,000.  See Section 1 and Section 2 for more information.  We intend to pay the Offer Price and related expenses using our investment capital.  We currently have sufficient investment capital to fund all of our commitments under this Offer and all other tender offers we may be presently making.

THE OFFER IS NOT CONDITIONED ON THE WESTERN FUNDS OBTAINING FINANCING.

SECTION 13.	DIVIDENDS AND DISTRIBUTIONS.

If, on or after the date of this Offer to Purchase, TYW should, during the pendency of the Offer, (i) split, combine or otherwise change the Common Stock or its capitalization, (ii) acquire Common Stock or otherwise cause a reduction in the number of Common Stock or other securities, (iii) issue or sell additional Common Stock, any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) disclose that it has taken such action, then, without prejudice to our rights under Section 14, we, in our sole discretion, may make such adjustments in the Offer Price and other terms of the Offer as we deem appropriate to reflect such split, combination or other change, including, without limitation, the number or type of securities offered to be purchased.  In the event that we increase or decrease the Offer Price or the percentage of the class of securities being sought, the minimum period during which the Offer will remain open following the date that notice of such increase or decrease is first published or sent or given to security holders will be 10 business days, in compliance with Rule 14e-1(b) of the Exchange Act.

If, on or after the date of this Offer to purchase, TYW declares or pays any cash dividend on the Shares or other distribution on the Shares (except for regular quarterly cash dividends on the Shares having customary and usual record dates and payment dates), or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to shareholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to us or our nominee or transferee on TYW’s stock transfer records, then, subject to the provisions of Section 14 (i) the Offer Price may, in the sole discretion of the Western Funds, be reduced by the amount of any such cash dividends or cash distributions; and (ii) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the account of the Western Funds and will be required to be promptly remitted and transferred by each tendering shareholder to the Western Funds, accompanied by appropriate documentation of transfer, or (b) at the direction of the Western Funds, be exercised for the benefit of the Western Funds, in which case the proceeds of such exercise will promptly be remitted to the Western Funds.  Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by us in our sole discretion.

SECTION 14.	CERTAIN CONDITIONS TO THE OFFER.

Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) our right to extend and amend the Offer at any time, in our sole discretion, we shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to our obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of and accordingly the payment for, any tendered Shares, and may terminate the Offer, if, in the reasonable judgment of the Western Funds, on or prior to the Expiration Date any of the following events shall occur:

(1)           there has been or will be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, TYW, the Western Funds or any of their affiliates, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign that, in the reasonable judgment of the Western Funds, would be expected to, directly or indirectly:

•	make illegal or otherwise prohibit or materially delay consummation of the Offer or seek to obtain material damages or make materially more costly the making of the Offer,

•
prohibit or materially limit the ownership or operation by the Western Funds or any of their affiliates of all or any material portion of the business or assets of TYW taken as a whole or compel the Western Funds or any of their affiliates to dispose of or hold separately all or any material portion of the business or assets of the Western Funds or any of their affiliates or of TYW taken as a whole, or seek to impose any material limitation on the ability of the Western Funds or any of their affiliates or of TYW to conduct its business or own such assets,

•
impose material limitations on the ability of the Western Funds or any of their affiliates effectively to acquire, hold or exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by the Western Funds or any of their affiliates, or to finance the Offer Price of the Shares,

•	require divestiture by the Western Funds or any of their affiliates of any Shares,

•	result in a material adverse effect on the Western Funds, any of their affiliates or TYW or the value of the Shares,

•
result in a material diminution in the benefits expected to be derived by the Western Funds or any of their affiliates as a result of the Offer or any merger or other business combination involving TYW; or

(2)           there has been or will be instituted or pending any action or proceeding by any governmental entity or third party seeking, or that would reasonably be expected to result in any of the consequences referred to in the clauses of paragraph (1) above; or

(3)           We shall become aware of any change, circumstance, event or effect that has or will have occurred (or any development that has or will have occurred involving prospective changes) that is materially adverse to the business, operations, value of its assets, financial condition or results of operations of TYW or could reasonably be expected to have, in our reasonable discretion, a material adverse effect on TYW or the value of the Shares or, assuming consummation of the Offer, on the Western Funds or any of our affiliates; or

(4)           there has or will have occurred, and continues to exist:

•	any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States,

•
any extraordinary or material adverse change in the price of the Shares or the financial markets or major stock exchange indices in the United States, or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, financial condition or results of operations or prospects of TYW,

•
a change in the general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans,

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory),

•
a commencement of a war, armed hostilities, terrorist attack or other national or international crisis involving the United States or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions, or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material escalation or the worsening thereof; or

(5)           except as and to the extent publicly disclosed in a report filed by TYW with the Commission prior to the date of this Offer to Purchase, TYW shall have, directly or indirectly:

•	split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization,

•	acquired or otherwise caused a reduction in the number of, or authorized or proposed the acquisition or other reduction in the number of, outstanding Shares or other securities,

•
issued, distributed or sold, or authorized, proposed or announced the issuance, distribution or sale of, additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any of the foregoing,

•
declared or paid, or proposed to declare or pay, any dividend or other distribution, whether payable in cash, securities or other property, on or with respect to any shares of TYW’s capital stock (except for regular quarterly cash dividends on the Shares having customary and usual record dates and payment dates),

•	altered or proposed to alter any material term of any outstanding security,

•
issued, distributed or sold, or authorized or proposed the issuance, distribution or sale of any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities or incurred, or authorized or proposed the incurrence of, any debt other than in the ordinary course of business or any debt containing burdensome covenants,

•
authorized, recommended, proposed, entered into or announced its intention to enter into an agreement with respect to, or to cause, any merger, consolidation, liquidation, dissolution, business combination, acquisition of assets or securities, disposition of assets, release or relinquishment of any material contractual or other right of TYW or any comparable event not in the ordinary course of business,

•
authorized, recommended, proposed or entered into, or announced its intention to authorize, recommend, propose or enter into, any agreement or arrangement with any person or group that, in the reasonable judgment of the Western Funds, could adversely affect either the value of TYW or the value of the Shares to the Western Funds or any of their affiliates,

•	amended or proposed, adopted or authorized any amendment to the organizational documents of TYW; or

(6)           We shall become aware:

•
that any material contractual right of TYW shall be impaired or otherwise adversely affected or that any material amount of indebtedness of TYW shall become accelerated or otherwise become due or become subject to acceleration prior to its stated due date, in any case, with or without notice or the lapse of time or both, as a result of or in connection with the Offer,

•
of any covenant, term or condition in any of the instruments or agreements of TYW that, in the reasonable judgment of the Western Funds, is or may be (whether considered alone or in the aggregate with other such covenants, terms or conditions) materially adverse to either the value of TYW or the value of the Shares to the Western Funds or any of their affiliates or the consummation by the Western Funds of the Offer (including, without limitation, any event of default that may occur as a result of or in connection with the Offer or any non-competition, exclusivity, co-promotion or marketing or other arrangement), or

•
that any report, document, instrument, financial statement or schedule filed with the Commission contained, when filed, an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; or

(7)           a tender or exchange offer for any Shares shall have been made or publicly proposed to be made by any person (including TYW or any of its affiliates), or it shall have been publicly disclosed or we shall have otherwise learned that:

•
any person, entity (including TYW) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of any class or series of capital stock of TYW (including the Shares), through acquisition of stock, the formation of a group or otherwise, or shall have been granted any right, option or warrant, conditional or otherwise, to acquire beneficial ownership of more than 5% of any class or series of capital stock of TYW (including the Shares), other than acquisitions of Shares for bona fide arbitrage purposes only,

•
any such person, entity or group that, prior to the date of this Offer to Purchase, had filed such a Schedule 13G with respect to TYW with the Commission, shall have acquired or proposed to acquire (other than acquisitions of Shares for bona fide arbitrage purposes only), through the acquisition of stock, the formation of a group or otherwise, beneficial ownership of additional shares of any class or series of capital stock of TYW (including the Shares) constituting 2% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of shares of any class or series of capital stock of TYW (including the Shares) constituting 2% or more of any such class or series,

•	any person, other than the Western Funds or any of their affiliates, shall have made a public announcement reflecting an intent to acquire TYW or any assets of TYW,

•
any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer or a merger, consolidation or other business combination with or involving TYW, or

•
TYW shall have (i) granted to any person or group proposing a merger or other business combination with or involving TYW or the purchase of securities or assets of TYW any type of option, warrant or right which, in our reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of TYW) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase; or

(8)           any material approval, permit, authorization, favorable review or consent of any governmental entity (including those described or referred to in this Section 14) shall not have been obtained on terms satisfactory to the Western Funds, in their reasonable discretion;

(9)           TYW has taken or authorized any action that, in the reasonable judgment of the Western Funds, could result in a material adverse effect on, or a material diminution in, the value of the Shares or the right to vote the Shares, including, but not limited to, the adoption of any anti-takeover measures; or

(10)           (i) the Western Funds or any of their affiliates shall have entered into a definitive agreement or announced an agreement in principle with respect to the purchase of any material portion of the securities or assets of TYW, or (ii) the Western Funds or any of their affiliates and TYW shall have agreed that we shall amend or terminate the Offer or postpone the payment for Shares pursuant thereto; which, in our reasonable judgment, in any such case and regardless of the circumstances (excluding any action or inaction by the Western Funds or any of their affiliates, other than as pertaining to conditions which, by their terms, involve such action or inaction) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

The foregoing conditions are for the sole benefit of the Western Funds and may be asserted by the Western Funds regardless of the circumstances (excluding any action or inaction by the Western Funds or any of their affiliates, other than as pertaining to conditions which, by their terms, involve such action or inaction) giving rise to any such condition and may be waived by the Western Funds in whole or in part at any time and from time to time, in each case, up until the expiration of the Offer and in the exercise of the sole discretion of the Western Funds.  The failure by the Western Funds at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time, up until the expiration of the Offer.  Subject to applicable rules and regulations of the Commission and applicable law, any reasonable determination by the Western Funds concerning any condition described in this Section 14 shall be final and binding on all parties, provided that determinations regarding such conditions may be ultimately resolved by a court of competent jurisdiction.  A public announcement may be made of a material change in, or waiver of, such conditions and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by InvestorCom, Inc. to the tendering shareholders.

SECTION 15.	CERTAIN LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

Except as set forth in this Offer to Purchase, based on its review of publicly available filings by TYW with the Commission and other publicly available information regarding TYW, we are not aware of any licenses or regulatory permits that would be material to the business of TYW, taken as a whole, and that might be adversely affected by our acquisition of Shares as contemplated herein, or, except to the extent required by any foreign regulatory authorities, any filings, approvals or other actions by or with any domestic, foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares by us pursuant to the Offer as contemplated herein.  Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to TYW’s business in order to obtain such approval or action or in the event that such approvals were not obtained or such actions were not taken.  We do not presently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to our right to delay or decline to purchase Shares if any of the conditions in the Introduction shall not have been satisfied or any of the events in Section 14 shall have occurred).  Our obligation to purchase and pay for Shares is subject to certain conditions which may be applicable under such circumstances.  See Introduction and Section 14 for a description of certain conditions to the Offer.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice and certain waiting period requirements have been satisfied.  We believe, however, that the purchase of Shares by the Western Funds in connection with the Offer is exempt from HSR Act requirements.

SECTION 16.	CERTAIN FEES AND EXPENSES.

We have retained InvestorCom, Inc. to act as Information Agent.  InvestorCom, Inc. may contact holders of the Shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.  InvestorCom, Inc. will receive reasonable and customary amounts of compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Shares in the Offer.  If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so.  You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charge will apply. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by us for customary clerical and mailing expenses incurred by them in forwarding materials to their customers.  No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent for purposes of the Offer.  We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of the Shares, except as otherwise described in Section 2.

SECTION 17.	MISCELLANEOUS.

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Common Stock (excluding Common Stock beneficially owned by the Western Funds).  This Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Stock in any jurisdiction in which the making of this Offer or the acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction.  We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute.  If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, we will make a good faith effort to comply with such state statute.  If, after such good faith effort we cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state.  In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Western Funds by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE WESTERN FUNDS OR THEIR AFFILIATES OR INVESTORCOM, INC. NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

We have filed with the Commission a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations promulgated under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto.  Such Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the same places and in the same manner as set forth in Section 8.

SOLICITATION OF PROXIES

THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF TYW’S SHAREHOLDERS.  ANY SUCH SOLICITATION WHICH THE WESTERN FUNDS MIGHT SEEK WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT.

Western Investment LLC
Western Investment Hedged Partners L.P.
Western Investment Total Return Partners L.P.
Western Investment Activism Partners LLC
Western Investment Total Return Fund Ltd.

April 4, 2011

SCHEDULE I

INFORMATION CONCERNING THE DIRECTORS AND
EXECUTIVE OFFICERS OF WESTERN INVESTMENT TOTAL RETURN FUND LTD.

The name, current principal occupation or employment, citizenship and material occupations, positions, offices or employment for the past five years of each director and executive officer of Western Investment Total Return Fund Ltd. are set forth below.

Name and Position	Principal Occupation	Principal Business Address	Citizenship

Don M. Seymour Director	Businessperson dms Management Ltd.	dms Management P.O. Box 31910 dms House, 20 Genesis Close, Grand Cayman KY1-1208, Cayman Islands	Cayman Islands

David Bree Director	Businessperson dms Management Ltd.	dms Management P.O. Box 31910 dms House, 20 Genesis Close, Grand Cayman KY1-1208, Cayman Islands	Cayman Islands

J.D. Clark & Co. Secretary	Trust Company	2225 Washington Blvd. Ogden, Utah 84401	United States

I-1

SCHEDULE II

PURCHASES AND SALES IN THE COMMON STOCK OF TYW
DURING THE PAST SIXTY DAYS

Transaction	Date	Quantity	Price ($)

Western Investment Total Return Partners L.P.

Buy	02/09/11	300	11.0118
Buy	02/10/11	200	11.0185
Buy	02/11/11	417	11.0273
Buy	02/14/11	300	10.9952
Buy	02/15/11	200	11.0285
Buy	02/16/11	800	10.9785

Benchmark Plus Institutional Partners, L.L.C.

Buy	02/02/11	600	10.8952
Buy	02/03/11	500	10.8785
Buy	02/07/11	600	10.8652
Buy	02/16/11	7,475	10.9453
Buy	02/17/11	7,917	10.9929
Buy	02/18/11	24,810	11.0657
Buy	02/22/11	2,175	11.0876
Buy	02/23/11	2,338	11.0756
Buy	02/24/11	4,980	11.0697
Buy	02/25/11	20,800	11.1467
Buy	02/28/11	15,300	11.2035
Buy	03/01/11	3,589	11.2053
Buy	03/17/11	1,400	10.7939
Buy	03/30/11	734	11.0161

II-1

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted.  The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of TS&W / Claymore Tax-Advantaged Balanced Fund or his broker, dealer, commercial bank, trust company or other nominee to InvestorCom, Inc. at its address set forth below:

InvestorCom, Inc.
65 Locust Avenue, Third Floor
New Canaan, Connecticut 06840

The Purchaser for the Offer is:

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC AND
WESTERN INVESTMENT TOTAL RETURN FUND LTD.

By Mail, Overnight Courier or Hand:

InvestorCom, Inc.
65 Locust Avenue, Third Floor
New Canaan, Connecticut 06840

By Facsimile Transmission:
(For Eligible Institutions Only)

(203) 966-6478

Confirm Facsimile By Telephone:

(877) 972-0090

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below.  Requests for additional copies of this Offer to Purchase and the Letter of Transmittal or other tender offer materials should be directed to the Information Agent.

The Information Agent for the Offer is:

InvestorCom, Inc.
65 Locust Avenue, Third Floor
New Canaan, Connecticut 06840
Telephone: (877) 972-0090
Email: tywtender@investor-com.com

Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from a website maintained by the Western Funds at www.westerninvestmenttenderoffers.com. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.